Exhibit 4.7

LOAN AGREEMENT

THIS AGREEMENT made this 15th day of September 2021 by and among CHRISTOPHER ZABEL (“Lender”) and AMERICAN REBEL HOLDINGS, INC., a Nevada corporation (“Borrower”).

WITNESSETH:

WHEREAS, Borrower desires to obtain loans from Lender to serve Borrower’s business needs; and, WHEREAS, Lender is willing to enter into loan transactions with Borrower on the terms and conditions as set forth in this Agreement; and,

NOW THEREFORE, for Ten and no/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

1. Borrower agrees to repay the principal sum of One Hundred and Twenty-Five Thousand Three Hundred One and 76/100 Dollars ($125,301.76) to Borrower that will be evidenced by separate Borrower’s negotiable promissory note in the form set forth as Exhibit “1” (“Note”) attached hereto and incorporated herein by reference.

2. Borrower warrants and represents that its CEO, Charles A. Ross, Jr., has actual authority by Borrower’s Board of Directors to enter into this transaction with Lender on the terms set forth herein.

IN WITNESS WHEREOF the parties have executed this Agreement on the dates set forth each signature below.

BORROWER:

AMERICAN REBEL HOLDINGS, INC.

By:	Date:
Charles A. Ross, Jr., CEO

Address of Borrower: 718 Thompson Lane, Suite 108-199, Nashville, TN 37204

LENDER:

By:	Date:
Christopher Zabel

Address of Lender: 5555 NW 99th Terrace, Gainesville, FL 32653

Exhibit 1

PROMISSORY NOTE

$125,301.76 principal	Nashville, Tennessee	September 15, 2021

FOR VALUE RECEIVED, AMERICAN REBEL HOLDINGS, INC. a corporation, having an office at 718 Thompson Lane, Suite 108-199, Nashville, Tennessee 37204 (hereinafter “Maker” or “Borrower”), promises to pay to the order of CHRISTOPHER ZABEL, its heirs and assigns, having an residence at 5555 NW 99th Terrace, Gainesville, FL 32653 (hereinafter “Holder” or “Lender”) the principal sum of One Hundred and Twenty-Five Thousand Three Hundred One and 76/100 Dollars ($125,301.76) in lawful money of the United States of America, with all Interest thereon, plus other sums and amounts as defined and specified in this Secured Promissory Note (hereinafter “Note”).

1. Interest. This Note shall bear, and the Maker shall pay, interest (“Interest”) at the stated rate of 18.0% per annum on the outstanding principal balance from September 15, 2021, through the Maturity Date pursuant to Section 2 below. Principal and Interest shall be paid to Holder in full on Maturity Date.

2. Maturity Date. All due and payable Interest and Outstanding Principal Balances shall be paid by Maker to Holder on or before December 15, 2021 (“Maturity Date”). Interest is calculated on a 365 day year.

3. Prepayment Privilege. Maker may prepay this Note in whole or in part at any time.

4. Stock Issuance. The Borrower shall issue the Holder 125,000 shares of restricted (Rule 144) common stock of American Rebel Holdings, Inc. which shall be issued in the name of Holder upon closing and funding of this Note.

5. Default. Maker shall perform its obligations and covenants in this Note and in each and every other agreement between Maker and Holder pertaining to the indebtedness evidenced hereby. The following provisions shall apply upon failure of Maker so to perform.

5.1 Event of Default. Any of the following events shall constitute an “Event of Default” hereunder:

5.1.1	Failure of Maker to pay the sums provided for herein when due, which failure continues for a period of fifteen (15) business days after the due date of the amount involved; or

5.1.2	The entry of an order for relief under Federal Bankruptcy Code as to Maker or entry of any order appointing a receiver or trustee for any of Maker or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by Maker seeking any of the foregoing, or consenting thereto; or filing of a petition to take advantage of any debtor’s act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature; or in the event that garnishment, attachment, levy or execution is issued against any collateral securing the Maker’s obligations.

5.2 Acceleration. In addition to any other rights or remedies provided for under this Note, upon any Event of Default and the expiration of any applicable cure periods, at the option of Holder, all sums evidenced hereby, including all principal, Interest, fees and all other amounts due hereunder shall become immediately due and payable without notice, and interest on the outstanding unpaid principal balance plus prior unpaid accrued interest shall bear Interest at the rate of one and one/quarter percent (1.25%) per month on the outstanding principal balance, until paid in full. Holder may exercise such rights and remedies in the Event of Default as provided in the Agreement.

5.3 Notice by Maker. Upon the happening of any Event of Default specified in this Paragraph 4 that is not cured within the respective periods prescribed above, Maker will give prompt written notice thereof to Holder of this Note.

5.4 No Waiver. Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default, or in the event of continuance of any existing default after demand or performance thereof.

6. Expenses and Identity of Maker.

6.1 All expenses, filing fees, legal fees in connection with this Note (including the extension and modification thereof) incurred by Holder in connection with this loan transaction including the transfer, assignment or pledge of this Note will be paid by Maker.

6.2 Maker may treat the person in whose name this Note is registered as the owner and Holder of this Note for the purpose of receiving payment of all principal of and all Interest on this Note, and for all other purposes whatsoever, whether or not such Note shall be overdue and, except for transfers effected in accordance with this Subparagraph, Maker shall be affected by notice to the contrary.

7. Replacement of November 20, 2020 Note between Lender and Borrower in the amount of $109,200.00. This Note replaces the November 20, 2020 Note between Lender and Borrower ($109,200.00) and this Note satisfies all indebtedness and terms of the November 20, 2020 Note. Upon execution of this Note, the November 20, 2020 Notes is paid in full and all encumbrances, liens and commitments held by Lender are released.

8. Notices. All notices, approvals, consents, demands, requests or other communications required or permitted under this Note (“Notices”) shall be in writing, shall be addressed to the receiving party, and shall be personally delivered, sent by overnight mail (FedEx® or another carrier that provides receipts for all deliveries), sent by certified mail, postage prepaid, return receipt requested, sent by e-mail (provided that a successful electronic confirmation is received), or sent by facsimile transmission (provided that a successful transmission report is received). All Notices shall be effective upon receipt at the address indicated next to the party’s name in this Note or at such other address as shall be designated by such party in a written notice delivered in accordance with this Paragraph. Notice of change of address shall be given by written notice in the manner set forth in this Paragraph. Rejection or other refusal to accept or the inability to deliver any Notice due to changed address or facsimile number of which no Notice in accordance with this Paragraph was given shall be deemed to constitute receipt of such Notice. Any operational failure of a Notice recipient’s facsimile equipment shall extend the time for giving of Notice during such period up to a maximum delay of forty-eight (48) hours.

9. Usury. Notwithstanding any provision of this Note to the contrary, the total liability for payments in the nature of Interest under this Note shall not exceed the limits imposed by applicable law. Maker shall not assert a claim, and shall actively resist any attempts to compel it to assert a claim, respecting a benefit under any present or future usury laws against Holder of this Note. Nothing contained in this Note or any of the other Loan Documents shall require the Maker to pay, or the Payee to accept, interest in an amount which would subject the Payee to any penalty or forfeiture under applicable law. Notwithstanding that it is not intended hereby to charge interest at a rate in excess of the maximum legal rate of interest permitted to be charged to the Maker under applicable law, if interest in excess of such maximum legal rate shall be payable hereunder, then, ipso facto, such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof, and, in the event it should be determined that any excess over such highest lawful rate has been received, such excess shall be applied by the Holder in reduction of the outstanding principal indebtedness evidenced by this Note.

10. Binding Effect. This Note shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

11. Collection Fees. Except as otherwise provided herein, the Maker shall pay all costs of collection, including reasonable attorneys’ fees and all costs of suit and preparation for such suit (and whether at trial or appellate level), in the event the unpaid principal amount of this Note, or any payment of Interest is not paid when due, or in case it becomes necessary to protect the security for the indebtedness evidenced hereby, or in the event Holder is made party to any litigation because of the existence of the indebtedness evidenced by this Note, or if at any time the Holder should incur any attorneys’ fees in any proceeding under the Federal Bankruptcy Code (or other similar laws for the protection of debtors generally) in order to collect any indebtedness hereunder or to preserve, protect or realize upon any security for, or guarantee or surety of, such indebtedness whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

12. Construction; Governing Law; Jurisdiction; Jury Trial. This Note shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of Tennessee, without giving effect to the principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the State of Tennessee, and agrees that any dispute litigated shall be commenced and resolved in the District Court of Davidson County, Tennessee for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

This Note has been negotiated, executed, made and delivered in the County of Davidson, State of Tennessee, where all advances and repayments shall be made. It is agreed that this Note, and all Loan Documents shall not become effective until Maker signs and ratifies them, thus causing this Note and all Loan Documents to be deemed executed in Tennessee. Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

13. Severability. If any one or more of the provisions contained in this Note or any future amendment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other agreement, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Note a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

14. Miscellaneous. Time is of the essence with respect to the performance of each and every covenant, condition, term and provision hereof.

14.1 Maker and any endorsers, sureties and guarantors hereof or hereon hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor and of protest, and agree to remain bound until the principal sum of this Note or the amount thereof outstanding and interest and all other sums payable hereunder are paid in full notwithstanding any extensions of time for payment which may be granted even though the period of extension be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the Holder.

14.2 It is further expressly agreed that any waiver by the Holder, other than a waiver in writing signed by the Holder, of any term or provision hereof or of any of the other Loan Documents or of any right, remedy or option under this Note or any of the other Loan Documents shall not be controlling, nor shall it prevent or estop the Holder from thereafter enforcing such term, provision, right, remedy or option, and the failure or refusal of the Holder to insist in any one or more instances upon the strict performance of any of the terms or provisions of this Note or any of the other Loan Documents shall not be construed as a waiver or relinquishment for the future of any such term or provision, but the same shall continue in full force and effect, it being understood and agreed that the Holder’s rights, remedies and options under this Note and the other Loan Documents are and shall be cumulative and are in addition to all other rights, remedies and options of the Payee in law or in equity or under any other agreement.

14.3 Maker and Holder hereby irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note and Maker also irrevocably waives the right, in such action, proceeding or counterclaim, to interpose any counterclaims (except to the extent that such counterclaims are compulsory and may not be brought in a separate action) or set-offs of any kind or description.

14.4 In the event that any provision of this Note or the application thereof to the Maker or any circumstance in any jurisdiction governing this Note shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Note and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Note.

14.5 Time is of the essence as to all dates set forth in this Note, subject to any applicable notice or grace period provided herein; provided, however, whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest payable hereunder.

14.6 Maker hereby agrees to perform and comply with each of the terms, covenants and provisions contained in this Note and in any instrument evidencing or securing the indebtedness evidenced by this Note on the part of the Maker to be observed and/or performed hereunder and thereunder. No release of any security for the principal sum due under this Note, or of any portion thereof, and no alteration, amendment or waiver of any provision of this Note or of any instrument evidencing and/or securing the indebtedness evidenced by this Note made by agreement between the Holder and any other person or party shall release, discharge, modify, change or affect the liability of the Maker under this Note or under such instrument.

14.7 No act of commission or omission of any kind or at any time upon the part of Holder in respect of any matter whatsoever shall in any way impair the rights of Holder to enforce any right, power or benefit under this Note and no set-off, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Maker has or may have against the Holder shall be available hereunder to the Maker.

14.8 The captions preceding the text of the various paragraphs contained in this Note are provided for convenience only and shall not be deemed to in any way affect or limit the meaning or construction of any of the provisions hereof.

14.9 In the event that the terms and provisions of this Note in any way conflict with the terms and provisions of the other Loan Documents, the terms and provisions of this Note shall prevail.

IN WITNESS WHEREOF, this, this Note has been duly executed by Maker as of the day and year first above written. PRIOR TO SIGNING THIS NOTE, MAKER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.

AMERICAN REBEL HOLDINGS, INC.

Charles A. Ross, Jr., as CEO

EXHIBIT A

Term Note dated November 20, 2020